Exhibit 5
_____ __, 1999
Pipeline Data Inc.
250 East Hartsdale Avenue
Hartsdale, New York 10530

               Re: Pipeline Data Inc. - Registration Statement on Form SB-2 (File No. 333-79831) (the "Registration Statement")
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Ladies and Gentlemen:

We are are acting as counsel for Pipeline Data Inc., a Delaware corporation (the "Company"), in connection with (i) the proposed issuance and sale by the Company of 1,000,000 shares of the Company's Common Stock, par value $.001 per share, 1,000,000 of the Company's Class A Redeemable Warrants and 1,000,000 of the Company's Class B Redeemable Warrants, and (ii) the proposed sale by certain of the Company's shareholders of 1,250,000 shares of such Common Stock, all pursuant to the Registration Statement. The shares of such Common Stock to be sold by the Company pursuant to the Registration Statement, including the shares of such Common Stock issuable upon exercise of the Company's Class A Warrants and Class B Warrants, are referred to in this opinion as the "Company Shares." The shares of such Common Stock to be sold by such shareholders are referred to in this opinion as the "Shareholder Shares."

We have examined such corporate records, certificates and other documents as we have considered necessary for the purposes of this opinion. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents. As to any facts material to our opinion, we have, when relevant facts were not independently established, relied upon the records, certificates and documents referred to above.

Based on the foregoing, we are of the opinion that, (i) upon issuance and delivery as described in the Registration Statement, the Shares will be duly authorized, validly issued, fully paid and nonassessable and (ii) the Shareholder Shares have been duly authorized and are validly issued, fully paid and non-assessable.

Our opinion is limited in all cases to matters arising under the Delaware General Corporation Law and the law of the State of New York.

Very truly yours,


/s/ Kaplan, Gottbetter & Levenson LLP
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